Exhibit 1.4

APPROVED

by the General Shareholders’ Meeting

of OJSC Rostelecom on June 25, 2005

REGULATIONS

on the Management Board of

Open Joint Stock Company

Long-Distance and International Telecommunications Rostelecom

(restated version No. 2)

Moscow

2005

1. General Provisions

1.1

These Regulations on the Management Board (hereinafter, the “Regulations”), in accordance with the Civil Code of the Russian Federation, the Federal Law “On Joint Stock Companies” (the “JSC Law”) and the Charter of the Company, set forth the legal status of the Management Board of the Company and of its members, including the time period and procedure for the convocation and holding of meetings of the Management Board, as well as the decision-making procedure.

1.2	The Management Board is the Company’s collective executive body, which manages the day-to-day activities of the Company.
1.3

The members of the Management Board shall be appointed by decision of the Board of Directors for a term not exceeding 1 (one) year. The same member of the Management Board may be reappointed for an unlimited number of terms. The appointment shall be deemed effective from the moment when the relevant decision is adopted by the Board of Directors.

The candidates for the Management Board shall be selected by the General Director of the Company from among his or her deputies, the executive directors and heads of the Company’s structural subdivisions, and the Company’s shareholders and their representatives.

The powers of a member of the Management Board may be terminated early:

–	by decision of the Board of Directors;
–	in the event that a member of the Management Board voluntary resigns, of which the resigning member shall notify the other members of the Management Board and the Company;
–	in the event that a member of the Management Board dies or is duly declared missing or dead;
–	in accordance with a court judgment or decision of an authorized governmental body terminating the powers of that member.

2. Objective and Principles of the Management Board

2.1	The objective of the Management Board’s activities shall be to ensure the Company’s effective operation.
2.2	In order to accomplish this objective, the Management Board shall adhere to the following principles:
	–	promptly make the most objective decisions for the benefit of the Company and its shareholders;
	–	promptly, effectively and in good faith execute the resolutions of the General Shareholders’ Meeting and the Board of Directors of the Company.

3. Chairman of the Management Board

3.1	The functions of the Chairman of the Management Board shall be performed by the person performing the functions of the Company’s sole executive body.
3.2

The Chairman of the Management Board shall organize and preside at meetings of the Management Board, sign all documents on behalf of the Company and minutes of meetings of the Management Board, and act on behalf of the Management Board without a power of attorney.

3.3

When prompt decision-making on any matter is required, in the absence of the Chairman of the Management Board the person acting as the General Director of the Company shall organize and preside at a meeting of the Management Board and sign the minutes of the meeting.

4. Secretary of the Management Board

4.1	The Secretary of the Management Board shall provide for record keeping related to the operation of the Management Board.

The Secretary of the Management Board shall be appointed and dismissed by the person performing the functions of the Company’s sole executive body.

If a Corporate Secretary’s Department has been created by decision of the Board of Directors, the person performing the functions of the Company’s sole executive body shall appoint the Secretary of the Management Board from among the personnel of the Corporate Secretary’s Department in accordance with the procedure established by this article.

4.2	The Secretary of the Management Board may be dismissed at any time and a new Secretary of the Management Board shall be appointed in accordance with the procedure set forth in clause 4.1 hereof.

In the absence of the Secretary of the Management Board, his or her functions shall be entrusted to another person in the manner established in clause 4.1 hereof for the appointment of the Secretary of the Management Board.

4.4	The Secretary of the Management Board shall have the right:
	–	to request from the Company’s officers information and documents required for the preparation of materials regarding issues on the agenda of meetings of the Management Board;
	–	to receive remuneration for the performance of his or her duties and reimbursement for expenses related to the performance of functions of the Secretary of the Management Board.
4.5	The Secretary of the Management Board shall:
	–	keep and draw up minutes of meetings of the Management Board;
	–	record and keep incoming documentation and copies of the Management Board’s outgoing documentation;
	–	notify members of the Management Board about the meetings of the Management Board in the manner and within the time established by these Regulations;
–

provide the members of the Management Board with materials necessary for consideration of issues on the agenda of meetings of the Management Board in the manner and within the time established by these Regulations;

	–	make extracts from minutes of meetings of the Management Board; and
	–	perform other functions specified by these Regulations.
4.6

The Secretary of the Management Board shall be paid remuneration for performance of his or her functions and reimbursed for expenses related to the performance of functions of the Secretary of the Management Board.

The amount of remuneration and reimbursement payable to the Secretary of the Management Board shall be established by a decision adopted by a majority vote of the members of the Management Board participating in the respective meeting.

5. Meetings of the Management Board

5.1	Meetings of the Management Board may be held only in the form of joint attendance of its members (including video- or audio- conference call).
5.2

Meetings of the Management Board shall be held regularly, in accordance with the work plan approved at a meeting of the Management Board, at least 1 (one) time a month. If required, the Management Board may consider issues not included in the work plan.

5.3	A meeting of the Management Board shall be convened by the Chairman of the Management Board on his or her own initiative or at the request of a member of the Management Board of the Company.

Determination of times, convocation of the meeting, the agenda of the meeting, and supervision over the preparation and keeping of the minutes are assigned to the competence of the Chairman of the Management Board.

At the request of members of the Management Board additional issues may be included in agenda of a meeting of the Management Board.

The necessary materials related to issues on the agenda shall be promptly provided to the members of the Management Board in order to enable them to prepare for discussion of them. Proposals regarding items on the agenda of a meeting of the Management Board that are to be decided at the meeting must be received by the Chairman of the Management Board at least 5 (five) days prior to the meeting.

5.4

The Secretary of the Management Board shall notify the members of the Management Board in arbitrary form about the convocation of a meeting of the Management Board and its place, time, and agenda at least 3 (three) days prior to the meeting.

The above period may be reduced if issues require urgent decision, provided that no member of the Management Board objects.

Together with the notice, the members of the Management Board shall receive full and accurate information and all necessary materials related to the issues on the agenda.

If necessary information is provided late to members of the Management Board and they have insufficient time to review such information, at the request of a member of the Management Board the meeting will be postponed.

5.5	A quorum for meetings of the Management Board shall be at least one-half of its appointed members.

If the number of members of the Management Board becomes less than the number of members required for a quorum, the Board of Directors shall decide on the numerical membership of the Management Board and appoint members of the Management Board.

5.6	In the adoption of decisions of the Management Board, the members of the Management Board who are present at the meeting shall express their opinion on agenda issues by voting.
5.7	At meetings of the Management Board decisions shall be adopted by a majority of votes of the Management Board members participating in the meeting.
5.8	In the adoption of decisions at a meeting of the Management Board, each member of the Management Board shall have one vote.

A member of the Management Board may not delegate his or her voting right to another person.

In the event of a tie vote the Chairman of the Management Board shall have a casting vote.

5.9	Minutes shall be kept at meetings of the Management Board by the Secretary of the Management Board.

The minutes of a Management Board meeting shall be drawn up within 3 (three) business days after the date of the meeting.

The minutes of a meeting shall specify:

–	the date, time, and location of the meeting;
–	the persons who were present at the meeting;
–	the agenda of the meeting;
–	the issues put to a vote and the results of voting thereon; and
–	the taken decisions.

The minutes of the Management Board meeting shall be signed by the person presiding at the meeting and by the Secretary of the Management Board.

The Company shall keep the minutes of Management Board meetings at the location of its executive body or at another location known and accessible to the Company’s shareholders and creditors and other interested parties, in the manner and for the period established by the federal executive body for the securities market. If such period is not established, the Company shall keep the minutes of meetings of the Management Board permanently.

The Company shall provide the members of the Board of Directors and the Auditing Commission, the Company’s external auditor, and shareholders holding in aggregate at least 25 (twenty-five) percent of the Company’s voting shares with access to the minutes of meetings of the Management Board.

6. Reports to the Board of Directors

6.1	The operation of the Management Board shall be monitored by the Board of Directors. The Management Board is obliged to report to the Board of Directors on:
	a)	proposed policies of the Company and other material issues relating to future management (at least once a year unless a change in the Company’s standing requires immediate submission of such report);
b)

discussion and approval of the Company’s annual budget (at least once a year prior to the beginning of the budget period), including reports on adjustments to the budget (as economically justifiable need arises);

c)

execution of the Company’s annual budget as a whole and by areas of operation (in particular, with regard to revenues, expenses, and progress in implementing the Company investment program) on a quarterly basis;

d)

actions which may particularly affect the Company’s key performance indicators (as soon as practicably possible to enable the Board of Directors to form an opinion about such actions before their commencement).

7. remuneration of Members of the Management Board

7.1	A member of the Management Board shall receive remuneration for the performance of his functions on a quarterly basis.
7.2

The Board of Directors shall on a quarterly basis consider the issue of setting the aggregate remuneration of the Management Board, which may not exceed four-tenths (0.4%) of one percent of the Company’s net profit according to financial statements for the quarter for which the amount of remuneration is being determined.

7.3

The amount of personal remuneration payable to each Management Board member shall be proposed by the Chairman of the Management Board depending on the volume and intensity of the work performed by that member or may be determined in accordance with an internal document approved by the Board of Directors.

A decision on the amount of personal remuneration payable to each Management Board member shall be made at a meeting of the Management Board by a simple majority of votes of the members of the Management Board taking part in the meeting. The member of the Management Board whose remuneration is being decided shall not participate in the voting.

8. Liability of the Members of the Management Board

8.1

In exercising their rights and performing their duties the members of the Management Board shall act for the benefit of the Company and exercise their rights and perform their duties with respect to the Company reasonably and in good faith.

8.2

The members of the Management Board shall be liable to the Company for losses caused to the Company by their culpable actions (inaction) in accordance with federal laws, other legal acts of the Russian Federation, and the terms of the agreement concluded between each member of the Management Board and the Company.

Members of the Management Board who voted against a decision that caused losses to the Company or who did not participate in the voting shall not be liable.

8.3	When determining the grounds and extent of Management Board members’ liability, usual business conditions and other relevant circumstances shall be taken into account.
8.4	In the event that several persons are liable under this article, their liability to the Company shall be joint and several.
8.5

The Company or a shareholder(s) holding in aggregate at least 1 (one) percent of the Company’s voting shares may file a suit against a member of the Management Board claiming for damages caused to the Company, in the cases contemplated by clause 8.2 of these Regulations.

8.6

The members of the Management Board shall be responsible for maintaining secrecy and for the prompt development and implementation of measures necessary to protect state secrets in accordance with the requirements of the legal acts of the Russian Federation governing the protection of state secrets.

8.7

Management Board members shall not disclose privileged information on the Company’s activities that becomes known to them in the course of fulfilling their duties as members of the Management Board and to which access is limited in accordance with the laws of the Russian Federation and the Company’s internal documents.

8.8

Management Board members shall notify the Secretary of the Board of Directors (Corporate Secretary) in writing about (i) holding of securities of the Company, (ii) intentions to execute transactions with securities of the Company and its affiliates, and (iii) executed transactions with such securities, in the manner established by the applicable internal document approved by the Board of Directors.

9.              Approval of Amendments and Additions to the Regulations

9.1	These Regulations shall be approved by the General Shareholders’ Meeting by a majority of the votes of shareholders holding voting shares of the Company and participating in the meeting.

9.2	These Regulations may be amended by the General Shareholders’ Meeting by a majority of the votes of shareholders holding voting shares of the Company and participating in the meeting.
9.3

If changes in the legislation of the Russian Federation or the Company’s Charter causes certain provisions of these Regulations to come into conflict with them, such provisions shall cease to be in effect, and until these Regulations have been amended the members of the Management Board shall act in accordance with the effective legal acts of the Russian Federation and the Company’s Charter.